EXHIBIT 21
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LIST OF SUBSIDIARIES OF THE COMPANY.

The following are wholly-owned subsidiaries of ThinkEngine Networks, Inc. at December 31, 2006:

     1.   TE Networks, Inc. - a Delaware corporation
     2.   ThinkEngine Securities Corporation - a Delaware corporation (inactive)
     3.   Stamford Crescent Corporation - a Connecticut corporation (inactive)
     4. Reed Printing, Inc. - a New York corporation (inactive) 5. American Computer Corporation - a New York corporation (inactive)

All of the above subsidiaries have been dissolved since December 31, 2006 by merger into ThinkEngine Networks, Inc.